Exhibit 5.2

[Slattery, Marino & Roberts Letterhead]

March 22, 2013

EPL Oil & Gas, Inc.

201 St. Charles Avenue, Suite 3400

New Orleans, LA 70170

Re:	Registration Statement on Form S-4 Filed by EPL Oil & Gas, Inc.

Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special Louisiana counsel for EPL of Louisiana, L.L.C, a Louisiana limited liability company (the “Company”) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of 8.25% Senior Notes due 2018 (the “Exchange Notes”) of EPL Oil & Gas, Inc., a Delaware corporation (“EPL”), and the related Subsidiary Guarantees (as defined below) for an equal principal amount of 8.25% Senior Notes due 2018 that were issued on October 25, 2012 of EPL outstanding on the date hereof (the “Outstanding Notes”) and Subsidiary Guarantees of the Subsidiary Guarantors (as defined below) listed in the Registration Statement, pursuant to the Indentures referred to below. The Outstanding Notes have been issued pursuant to an indenture dated as of October 25, 2012 (as amended, supplemented or otherwise modified, the “2012 Indenture”) and the Exchange Notes will be issued pursuant to an Indenture dated as of February 14, 2011 (as amended, supplemented or otherwise modified, the “2011 Indenture” and together with the 2012 Indenture, the “Indentures”), by and among the Company, EPL, the other Subsidiary Guarantors party thereto (collectively with the Company, the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors, including a Subsidiary Guarantee issued by the Company (the “Company Guarantee”).

In connection with the rendition of this Opinion, our engagement has been limited in scope to our review of copies of the following documents (i) the Indentures (solely in connection with the Company Guarantee), (ii) the Articles of Organization of Company dated October 29, 2002 (the “Articles”), (iii) the Limited Liability Company Operating Agreement of EPL of Louisiana, L.L.C. dated effective November 1, 2002 (the “Operating Agreement”) , (iv) the Unanimous Written Consent of the Managers of EPL of Louisiana, L.L.C. dated March 21, 2013 (the “Resolutions,” and together with the Articles and the Operating Agreement, the “Company Documents”), and (v) the Louisiana Secretary of State Certificate, dated March 13, 2013, certifying that the Company (a) is domiciled in the State of Louisiana, (b) has filed its charter and is qualified to do business in the State of Louisiana, and (c) is in good standing and is authorized to do business in the State of Louisiana (collectively, the “Qualification Certificate), and have relied on same with respect to matters of fact without independent review or

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March 22, 2013

verification with respect to the matters contained therein. In addition, we have relied herein upon the opinion letters dated February 14, 2011 and October 25, 2012 previously issued by this firm as to the due authorization of the execution of the Indentures.

You are aware, and we hereby confirm, that we (a) have not participated as counsel to EPL, Company or any other guarantor of the Exchange Notes in regard to (i) the formation of EPL, Company or any other guarantor, or (ii) except for the preparation of this Opinion and our review of the Indentures, the Company Documents, the Qualification Certificate and the Company Officer’s Certificate, in connection therewith, the negotiation or preparation of the Indentures, the Company Guarantee, the guarantees which may have been executed by the other guarantors, the Registration Statement, or any of the related agreements, reports, documents or other instruments executed or delivered in connection with the Outstanding Notes or the Exchange Notes. We have been retained solely for the purpose of rendering certain opinions pursuant to Louisiana law.

In making such examinations, unless otherwise specifically addressed by our opinions herein, we have assumed:

(i) The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the authentic original documents of all documents submitted to us as certified or photostatic copies, and that the documents submitted to us for review are the documents, or copies thereof, executed by the parties thereto;

(ii) Except as expressly stated in paragraph 1 below regarding the Company, that each of the parties to the Indentures is (i) duly organized and validly existing, and (ii) in good standing in any jurisdiction necessary to permit it to enter into and perform under the Indentures;

(iii) Except as expressly stated in paragraph 1 below regarding the Company, that each of the parties to the Indentures has the power and authority to execute and deliver such documents and to perform their respective obligations thereunder;

(iv) Except as expressly stated in paragraph 1 below regarding the Company, that the due execution and delivery of the Indentures by each party thereto and that the execution and delivery of such documents by each party thereto, and the performance of their respective obligations thereunder, have been duly authorized by all necessary partnership, limited liability company, corporate or other similar action, as the case may be;

(v) That consideration, fair and sufficient to support the Indentures and the Company Guarantee, has been and would be deemed by a court of competent jurisdiction to have been, legally adequate and duly received by the Company;

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March 22, 2013

(vi) That none of the parties to the Indentures is involved in any court or administrative proceeding, or other similar proceeding, to which their business, assets or property would be subject or which would question the validity or enforceability of the Indentures;

(vii) With the exception of the Company, that there is no requirement of consent, approval or authorization by any person or governmental authority with respect to other parties to the Indentures;

(viii) The legal capacity of all natural persons;

(ix) That the federal tax identification number and organizational number of the Company set forth in the Registration Statement are correct;

(x) Without verification, that no facts exist that would make available defenses of mutual mistake, fraud, concealment, undue influence, duress or criminal activity and that there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the agreements or documentation on which we have opined;

(xi) That the representations as to factual matters made by or on behalf of the Company in the Indentures and the Company Officer’s Certificate or in any of the other documents examined in connection with this opinion are accurate and complete;

(xii) That the Exchange Notes, Outstanding Notes and Indentures are legal, valid and enforceable under their applicable law as to all of the parties thereto; and

(xiii) That the Company Guarantee to be executed is in the identical form to the guarantee form attached as Exhibit 1 to the Resolutions.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. (a) Based solely on the Qualification Certificate (i) the Company is duly organized as a limited liability company and validly existing under the laws of the State of Louisiana, and (ii) the Company is authorized to do business and is in good standing in the State of Louisiana.

(b) The execution and delivery by the Company of the Indentures, and the performance by the Company of its obligations thereunder, has been duly authorized by all necessary limited liability company action.

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March 22, 2013

2. The Indentures have been duly authorized, executed and delivered by the Company.

3. The Company Guarantee to be executed has been duly authorized by the Company.

4. Neither the execution and delivery by the Company of the Indentures, nor the performance by the Company of its payment obligations thereunder, will violate (a) the Operating Agreement or (b) any laws of the State of Louisiana.

The opinions expressed hereinabove are limited and qualified as follows:

(a) Our opinions are subject to the effects of bankruptcy, receivership, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, fraudulent conveyance or similar laws or equitable principals (whether applied in any proceeding at law or in equity) of general application now or hereafter in effect relating to or affecting the rights of creditors.

(b) We have not conducted independent investigations or inquiries to determine the existence of matters, actions, proceedings, items, documents, facts, judgments, decrees, franchises, certificates, permits or the like, and we have made no independent search of the records of any court, arbitrator or governmental authority affecting the Company, and no inference as to our knowledge thereof shall be drawn from the fact of any representation of any party or otherwise and express no opinion with respect thereto. We have made no independent investigations as to the accuracy or completeness of any factual representation, warranty, data or other information, whether written or oral, that may have been made by or on behalf of the parties to the Indenture and express no opinion with respect thereto. We have made no independent investigation of any accounting or financial matters and express no opinion with respect thereto.

(c) With respect to our opinions contained in paragraph 1, above, we have relied solely upon the Qualification Certificate without further investigation as to matters set forth therein, and such opinions are limited as to the dates of such Qualification Certificate.

(d) In rendering our opinions herein, we have not conducted any investigation into the types of business and activities in which the Company engages or the manner in which the Company conducts its business, and express no opinion regarding same.

(e) We express no opinion on compliance with any governmental or regulatory filing, approval, authorization, license or consent required by or under any (i) federal or state environmental law, (ii) federal or state antitrust law, (iii) federal or state taxation law, (iv) federal or state worker health or safety, zoning or permitting or land use matter, (v) federal or state patent, trademark or copyright statute, rule or regulation, (vi) federal or state statutory or other

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requirement relating to the disposition of hazardous waste or environmental protection, (vii) federal or state receivership or conservatorship law, (viii) securities registration or antifraud provisions under any federal or state securities law, (ix) federal or state labor or employment law, (x) federal or state employee benefits or pension law, (xi) federal or state health, safety, building or subdivision law, ordinance, code, rule or regulation or (xii) state or federal labor, pension and employee benefit law, rule or regulation.

(f) We express no opinion as to any matters arising under any applicable federal or state securities laws, antitrust or trade regulation laws, environmental laws or regulations, tax laws, laws relating to licenses, permits, approvals or similar matters applicable to the businesses or activities of the Company, or any matters of local or municipal law or the laws of any local agencies or political subdivisions within any state or any laws which are applicable to the subject transactions or the parties thereto because of the nature or extent of their business.

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Factual matters or agreements pertaining to the Company, any subsidiary of the Company or the Indentures may exist of which we have no knowledge or information; however, we have no current actual knowledge of any facts or circumstances which would make any opinion expressed herein incorrect or inaccurate. Furthermore, no inference as to our knowledge thereof shall be drawn from the fact of our representation of the Company or any subsidiary of the Company or otherwise.

Wherever used in any opinion or statement herein, the phrases “of which we have knowledge,” “to our knowledge,” “insofar as is known to us,” “known to us” and other words of similar meaning qualify and limit such opinion or statement to the knowledge of those lawyers in this firm who have provided legal services to the Company in connection with the Indentures, of facts, matters or other information affecting such opinion or statement, which is the only matter with respect to which this firm has represented the Company.

We are licensed attorneys only in the State of Louisiana, and, therefore, except as set forth immediately hereinbelow, we express opinions herein only insofar as to matters governed by the laws of the State of Louisiana. We express no opinion as to the effect or applicability of any law of any other jurisdiction or as to any provision of the Indentures providing for the application of any other law. The opinions expressed herein are made as of the date hereof, and we assume no, and expressly disclaim any, obligation to update or supplement such opinions to reflect any facts, circumstances or changes in laws which may hereafter occur.

The scope of this Opinion is limited to those issues specifically considered herein, and no further or more expansive opinion is to be implied from the opinions expressed herein. Any variation or difference in the facts upon which this Opinion is based may affect our conclusions in an adverse manner and may make them inapplicable or inaccurate.

EPL Oil & Gas, Inc.

March 22, 2013

We hereby consent to the reliance upon the opinions expressed herein by Sidley Austin LLP for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement. We also hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Slattery, Marino & Roberts, a Professional Law Corporation, under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Slattery, Marino & Roberts

SLATTERY, MARINO & ROBERTS

A Professional Law Corporation